UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 21, 2008

CITIZENS FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-13222	23-2265045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15 South Main Street, Mansfield, PA		16933
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code:		(570) 662-2121

N/A
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CITIZENS FINANCIAL SERVICES, INC.
CURRENT REPORT ON FORM 8-K

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On October 21, 2008, First Citizens National Bank (the “Bank”), the wholly owned subsidiary of Citizens Financial Services, Inc. (the “Company”), entered into a supplemental executive retirement agreement (the “Agreement”) with its President and Chief Executive Officer, Randall E. Black, its Executive Vice President, Chief Financial Officer and Treasurer, Mickey L. Jones, and its Executive Vice President and Secretary, Terry B. Osborne (collectively the “executives”). The Agreement is effective as of January 1, 2008.

The Agreement provides the executives with an annual retirement benefit, for 15 years, following separation from service (other than for cause) on or after attaining age 62. This retirement benefit equals a benefit percentage (16.4% for Mr. Black, 14.7% for Mr. Osborne and 13.6% for Mr. Jones) multiplied by the average annual cash compensation during the three completed calendar years preceding the termination of employment.

If the executive separates from service prior to age 62 for reasons other than death, disability, termination for cause or following a change in control, he would receive the vested early retirement benefit based on the extent to which the annual retirement benefit described above should be accrued by the Bank under generally accepted accounting principles as of the date of termination. If the executive terminates employment due to disability, this benefit will be fully vested.  If the executive separates from service due to death or following a change-in-control of the Company but before the executive attains age 62, he or his beneficiary will receive the normal retirement benefit, regardless of his age at the time of separation from service or death.

The foregoing summary of the Agreement is qualified in its entirety by the Agreement itself, a copy of which will be filed an an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Citizens Financial Services, Inc.

October 24, 2008	By:	/s/ Mickey L. Jones
Mickey L. Jones
Executive Vice President & Chief Financial Officer